SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            CYBEROPTICS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                             CYBEROPTICS CORPORATION
                             5900 Golden Hills Drive
                              Minneapolis, MN 55416


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 18, 1998

To the Shareholders of
CYBEROPTICS CORPORATION:

         The Annual Meeting of Shareholders of CyberOptics Corporation (the "Company") will be held on Monday, May 18, 1998, at the Radisson Plaza Hotel, 12 South Seventh Street, Minneapolis, Minnesota 55402, at 3:30 p.m. for the following purposes:

         1)       To elect seven directors;

         2) To approve the CyberOptics Corporation 1998 Stock Incentive Plan and the reservation of 250,000 shares of common stock for issuance pursuant to such Plan;

         3) To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only holders of record of Common Stock at the close of business on April 1, 1998, will be entitled to receive notice of and to vote at the meeting. Shareholders who do not expect to attend the meeting in person are urged to fill in, date, sign and promptly return the proxy in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.


                                By Order of the Board of Directors



                                Thomas Martin

                                SECRETARY
Minneapolis, Minnesota
April 7, 1998

           ---------------------------------------------------------
                   IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY
            In order that there may be a proper representation at the
          meeting, you are urged, whether you own one share or many, to promptly complete, sign and mail your proxy.
           ---------------------------------------------------------

                             CYBEROPTICS CORPORATION

                             5900 Golden Hills Drive
                              Minneapolis, MN 55416

                                 PROXY STATEMENT

                    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                 ON MAY 18, 1998

         The accompanying Proxy is solicited on behalf of the Board of Directors of CyberOptics Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held May 18, 1998, at 3:30 p.m. at the Radisson Plaza Hotel, 12 South Seventh Street, Minneapolis, Minnesota 55402, and at any adjournments thereof. The cost of solicitation, including the cost of preparing and mailing the Notice of Annual Shareholders' Meeting and this Proxy Statement, will be paid by the Company. Representatives of the Company may, without cost to the Company, solicit Proxies for the management of the Company by means of mail, telephone or personal calls.

         Shares of the Company's common stock, no par value (the "Common Stock"), represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted for the election of the nominees for director named in this Proxy Statement and any other matters properly brought before the meeting. Shares voted as a "withhold vote for" one or more directors will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of the election of the directors with respect to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote certain shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to the matters voted on at the meeting.

         Proxies may be revoked at any time before being exercised by delivery to the Secretary of the Company of a written notice of termination of the proxies' authority or a duly executed proxy bearing a later date.

         Only holders of record of Common Stock at the close of business on April 1, 1998, will be entitled to receive notice of and to vote at the meeting. On April 1, 1998, the Company had 5,408,711 shares of Common Stock outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

         So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

         A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1997, is being furnished to each shareholder with this Proxy Statement. This Proxy Statement is being mailed to shareholders on or about April 7, 1998.

                        PROPOSAL I--ELECTION OF DIRECTORS

NOMINEES

         Seven persons have been nominated for election at the annual meeting:
Steven K. Case, Alex B. Cimochowski, Kathleen P. Iverson, Erwin A. Kelen, George
E. Kline, P. June Min, and Steven M. Quist,. Each nominee except Ms. Iverson is currently a director of the Company. All nominees elected at the Annual Meeting will serve until the next Annual Meeting or until their earlier death, resignation, removal, or disqualification. The persons named in the accompanying Proxy intend to vote the Proxies held by them in favor of the nominees named below as directors, unless otherwise directed. The affirmative vote of a majority of the voting shares represented at the meeting is required for the election of each director. Should any nominee for director become unavailable for any reason, the Proxies will be voted in accordance with the best judgment of the persons named therein. The Board of Directors has no reason to believe that any candidate will be unavailable.

         The following information is furnished with respect to each nominee as of February 28, 1998:

                            PRINCIPAL OCCUPATION AND
NAME AND AGE         BUSINESS EXPERIENCE FOR PAST FIVE YEARS      DIRECTOR SINCE
------------         ---------------------------------------      --------------
Steven K. Case       Chairman of the Company since September        January 1984
Age 49               1995; President of the Company from 1984
                     until February 1998; part-time Professor of Electrical Engineering at the University of Minnesota since 1978.

Steven M. Quist      President of the Company since February           June 1991
Age 52               1998; President of Rosemount Inc., a
                     subsidiary of Emerson Electric Co., and an employee of Rosemount Inc. from 1970 until joining the Company.

Alex B. Cimochowski+ President and owner of Four Peaks                  May 1984
Age 58               Technologies, Inc., a printing company,
                     since November 1996; Independent business consultant from September 1995 to November
                     1996; Chief Executive Officer of Delphax
                     Systems from November 1988 to September
                     1995; President of Edgecore Technology, Inc.
                     from September 1983 to April 1988 and
                     consultant thereto from April 1988 to
                     November 1988.

Kathleen P. Iverson+ Vice-President and General Manager of               Nominee
Age 41               Worldwide Temperature, a division of
                     Rosemount Inc., since September 1997; Vice
                     President Worldwide Temperature of Rosemount
                     Inc. from January 1996 to September 1997;
                     Vice President--Finance of Rosemount Inc.
                     from 1992 to January 1996.

                            PRINCIPAL OCCUPATION AND
NAME AND AGE         BUSINESS EXPERIENCE FOR PAST FIVE YEARS      DIRECTOR SINCE
------------         ---------------------------------------      --------------
Erwin A. Kelen *     President of Kelen Ventures since 1990;       February 1995
Age 62               President of Datamyte Corporation, a
                     subsidiary of Allen Bradley Co., from 1984 until 1990. Director of Printronix, Inc.,
                     Insignia Systems, Inc. and Computer Network
                     Technologies, Inc.

George E. Kline +*   President of Venture Management, a financial      June 1986
Age 62               management services company, since 1966.
                     General Partner of Brightstone Capital Ltd., a venture capital firm, since 1985. Director of Health Fitness Physical Therapy, Inc.,
                     Rimage Corporation, Nutrition Medical, Inc.,
                     LaserMaster Technologies, Inc. and
                     FieldWorks, Incorporated.

P. June Min          Chairman and Chief Executive Officer of       February 1995
Age 62               minMAX Technologies, Inc., a computerized
                     switching company, since May 1997; Chairman and Chief Executive Officer of Intellect,
                     Inc., a consulting firm, since May 1990;
                     Vice Chairman Anam Industrial Co., Ltd., a semiconductor fabrication company located in
                     Korea, from April 1995 to May 1997; Vice
                     President and the Chief Executive Officer of the Semiconductor Division of Daewoo
                     Corporation from November 1993 to April
                     1995; Chairman and Chief Executive Officer of CyberTech, Inc., a computer simulation company, from September 1992 to August 1993.

-----------------------------
+  Member of or nominee to Audit Committee
*  Member of Compensation Committee

COMPENSATION OF DIRECTORS

         Directors are paid $1,000 per board meeting attended and are reimbursed for their expenses in attending meetings. In addition, in accordance with the Company's Stock Option Plan for Nonemployee Directors (the "Director Plan"), each director who was not then also an employee (all directors except Dr. Case) as of October 12, 1993 (the date of initial adoption of the amended plan) was granted an option to purchase 12,000 shares of Common Stock, each such director was granted an additional option to purchase 12,000 shares on adoption of an amendment to the Director Plan in 1997. Further, each new director who is not also an employee is granted an option to purchase 12,000 shares upon his or her initial election as a director of the Company. All of such options have an exercise price equal to the fair market value of the Common Stock on the date of grant, are exercisable to purchase 25% of the shares subject thereto commencing on the date of the first annual shareholder meeting after the date of grant and are exercisable with respect to an additional 25% at each of the next three annual shareholder meetings at which the director is reelected. All such options expire ten years after the date of grant.

         In consideration of consulting services, on February 13, 1995, Mr. Kelen was also granted an option to purchase an additional 30,000 shares of Common Stock with an exercise price of $9.25 per share (the fair market value on such date). Such option becomes exercisable with respect to 625 shares commencing on March 13, 1995, and monthly with respect to an additional 625 shares in each month during the following four years. The option expires ten years from the date of grant.

         Dr. Min is Chairman, Chief Executive Officer and sole shareholder of Intellect, Inc., a consulting firm retained by the Company in 1992 to assist in the Company's sales and marketing efforts in Korea. Pursuant to an agreement with Intellect, Intellect is entitled to commissions on the sale of certain of the Company's products, provision of services and license of certain technology in Korea. During 1997, Intellect received $7,300 pursuant to such agreement. In addition, Dr. Min received an option to purchase 5,000 shares of the Company's Common Stock at $6.25 per share (the fair market value on such date) in January 1994 in consideration of such consulting services.

COMMITTEES/MEETINGS

         Except for its Compensation Committee and Audit Committee, the Company does not have any standing committees, including any nominating committee, of the Board of Directors. The Audit Committee, which consisted of Messrs. Quist, Kline, and Cimochowski until Mr. Quist resigned upon becoming President of the Company, reviews the Company's arrangements with its auditors, the substance of the audit and interested party transactions. Ms. Iverson has been nominated to the Audit Committee effective upon her election as a director. The Compensation Committee, which consisted of Messrs. Quist, Kline and Kelen until Mr. Quist resigned upon becoming President of the Company, administers the Company's stock benefit plans and determines compensation policy and levels for the Company's executive officers. During the fiscal year ended December 31, 1997, the Board of Directors of the Company met four times, the Compensation Committee met four times and the Audit Committee met one time. Every nominee for director attended at least 75 percent of the meetings of the Board.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED FOR THE ELECTION OF EACH DIRECTOR. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.

EXECUTIVE OFFICERS

         The current executive officers of the Company are as follows:

         Dr. Steven K. Case, 49, has been Chairman of the Company since September 1995 and was President of the Company from January 1984 until the appointment of Mr. Quist in February 1998.

         Steven M. Quist, 52, has been President of the Company since February 1998. From 1970 until joining the Company, Mr. Quist served in various capacities with Rosemount, Inc., a subsidiary of Emerson Electric Co., the last five years as President.

         John D. Beagan, 56, started as Director of Manufacturing for the Company in September 1993, and became Vice President--Operations in February 1995. Since September 1996, Mr. Beagan has also assumed the role of acting Chief Financial Officer. Mr. Beagan held executive officer positions in the manufacturing, development and customer service areas of Computer Network Technology Corporation, a manufacturer of mainframe network products, from 1987 to 1993.

         Carl D. Moe, 51, started as Director of Sales and Marketing for the Company in October 1992, and became Vice President--Sales and Marketing in February 1995. Mr. Moe was President of the Danbury Group, a consulting firm specializing in market development of technology based products, from 1988 until joining the Company.

         William J. Farmer, 48, started as Asia-Pacific Regional Sales Manager with the Company in July 1994, was appointed Director of Product Development in January 1996 and was elected Vice President--Product Development in February 1997. From November 1991 until joining the Company, Mr. Farmer was a research engineer with Sharp Corporation in Japan.


               PROPOSAL II--APPROVAL OF 1998 STOCK INCENTIVE PLAN

         In January 1998, the Company's Board adopted the CyberOptics Corporation 1998 Stock Incentive Plan (the "1998 Plan") and reserved a total of 250,000 shares of common stock for issuance under such 1998 Plan, subject to approval by the Company's shareholders. The 1998 Plan, like the Company's Restated Stock Option Plan, is intended to assist in attracting, retaining and providing an incentive to employees, management personnel and other personnel capable of assuring the future success of the Company. At the time of adoption of the 1998 Plan by the Board, there remained fewer than 100,000 shares available for new options under the Company's Restated Stock Option Plan. The Board considered this an inadequate number of shares to provide additional option grants during the next two years. Rather than increasing availability under the existing plan, however, the Board adopted the new 1998 Plan in order to provide for additional flexibility in the type of stock-based incentives that may be granted. In determining the number of shares reserved for issuance under the 1998 Plan, the Board considered industry data relative to the number of shares reserved under stock-based compensation plans as a function of total capitalization.

SUMMARY OF THE 1998 PLAN

         ADMINISTRATION. The 1998 Plan is administered by the Compensation Committee of the Board (the "Committee"). The Committee has the authority to select the individuals to whom awards are granted, to determine the types of awards to be granted and the number of shares of Common Stock covered by such awards, to set the terms and conditions of such awards, to determine whether the payment of any amounts received under any award shall or may be deferred, and to establish rules for the administration of the 1998 Plan.

         TERMS OF THE 1998 PLAN. The 1998 Plan permits the granting of a variety of different types of awards, including (1) stock options, including incentive stock options meeting the requirements of Section 422 of the Code, and stock options that do not meet such requirements (non-qualified stock options); (2) stock appreciation rights (SARs); (3) restricted stock and restricted stock units; (4) performance awards; (5) dividend equivalents; and
(6) other awards valued in whole or in part by reference to or otherwise based upon the Company's Common Stock ("other stock-based awards"). Awards may be granted alone, in addition to, in tandem with, or in substitution for any other award granted under the 1998 Plan or any other plan. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive cash, shares of Common Stock or other securities, awards or property, or any combination thereof, as the Committee shall determine. The exercise price per share under any stock option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award under Section 6(f) of the 1998 Plan may not be less than 100% of the fair market value of the Common Stock on the date of the grant of such option, SAR or right. Determinations of fair market value under the 1998 Plan are made in accordance with methods and procedures established by the Committee.

         Options may be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by the tendering of shares of the Company's Common Stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price. The 1998 Plan provides that the Committee may grant "reload options," separately or together with another option, and may establish the terms and conditions of such reload options. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of anytime during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR. Shares of restricted stock and restricted stock units will be subject to such restrictions as the Committee may impose (including any limitations on the right to vote or the right to receive dividends), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may determine. Holders of restricted stock units have the right, subject to any restrictions imposed by the Committee, to receive shares of the Company's Common Stock at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units are forfeited, unless the Committee determines otherwise. Performance awards provide the holder the right to receive payments, in whole or in part, upon the achievement of such goals during such performance periods as the Committee shall establish. A performance award granted under the 1998 Plan may be denominated or payable in cash, shares of Common Stock or restricted stock or restricted stock units, or other securities, awards or property. Dividend equivalents entitle the holder thereof to receive payments (in cash, shares or otherwise, as determined by the Committee) equivalent to the amount of cash dividends with respect to a specified number of shares. The Committee is also authorized to establish the terms and conditions of other stock-based awards.

         RESTRICTIONS ON AWARDS AND TRANSFERS. Any employee, officer, consultant or independent contractor of the Company and its affiliates selected by the Committee is eligible to receive an award under the 1998 Plan. No person who is an employee of the Company at the time of grant may be granted any award or awards under the 1998 Plan, the value of which awards are based solely on an increase in the value of the shares after the date of grant of such awards, of more than 100,000 shares in the aggregate in any calendar year. The foregoing annual limitation specifically includes the grant of any "performance-based awards" within the meaning of Section 162(m) of the Code.

         No award granted under the 1998 Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, otherwise than by will or the laws of descent and distribution, except that the Committee may permit the designation of a beneficiary. Each award is exercisable, during such individual's lifetime, only by such individual or, if permissible under applicable law, by such individual's guardian or legal representative.

         The aggregate number of shares of the Company's Common Stock which may be issued under all awards granted under the 1998 Plan is 250,000 (subject to adjustment as described below). If any shares of the Company's Common Stock subject to any award or to which an award relates are not purchased or are forfeited, or if any such award terminates without the delivery of shares, the shares previously set aside for such awards will be available for future awards under the 1998 Plan.

         TERMINATION. The 1998 Plan will be effective as of the date on which it is approved by the Company's shareholders and, unless it has been previously discontinued or terminated, will terminate ten years after such date. No awards may be made after such termination date. However, unless otherwise expressly provided in the 1998 Plan or an applicable award agreement, any award granted may extend beyond the end of such period.

         AMENDMENT. The Board of Directors may amend, alter or discontinue the 1998 Plan at any time, provided that shareholder approval must be obtained for any such action that, absent such shareholder approval, would (1) cause Rule 16b-3 under the Exchange Act to become unavailable with respect to the 1998 Plan; (2) violate the rules or regulations of the Nasdaq National Market, any other securities exchange or the National Association of Securities Dealers, Inc. applicable to the Company; or (3) cause the Company to be unable, under the Code, to grant incentive stock options under the 1998 Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the 1998 Plan or any award agreement in the manner and to the extent it shall deem desirable to carry the 1998 Plan into effect. The Committee may waive any condition of, or rights of the Company under any outstanding award, prospectively or retroactively, but the Committee may not amend or terminate any outstanding award, prospectively or retroactively, without the consent of the holder or beneficiary of the award.

         FEDERAL TAX CONSEQUENCES. The following is a summary of the principal federal income tax consequences generally applicable to awards under the 1998 Plan.

         The grant of an option or SAR is not expected to result in any taxable income to the recipient. The holder of an incentive stock option generally will have no taxable income upon exercising the incentive stock option (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction when an incentive stock option is exercised. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction in the same amount. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Company Common Stock received are taxable to the recipient as ordinary income and deductible by the Company. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and upon whether such shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to the Company in connection with disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

         With respect to other awards granted under the 1998 Plan that are payable either in cash or shares of Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (1) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over (2) the amount (if any) paid for such shares of Common Stock by the holder of the award, and the Company will be entitled at that time to a deduction for the same amount. With respect to an award that is payable in shares of Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (1) the fair market value of the shares of Common Stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (2) the amount (if any) paid for such shares of Common Stock by the holder, and the Company will be entitled at that time to a tax deduction in the same amount.

         Under the 1998 Plan, the Committee may permit participants (other than Non-Employee Directors) receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of the Company's Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the optionee) or other property to the Company to satisfy federal and state tax obligations. In addition, the Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions relating to) an award. The amount of any such bonus will be taxable to the participant as ordinary income, and the Company will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).

RECOMMENDATION BY THE BOARD; VOTE REQUIRED.

         The affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented at the Annual Meeting and entitled to vote is necessary for approval of the 1998 Plan. Proxies will be voted in favor of such proposal unless otherwise specified. THE BOARD RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE 1998 PLAN.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT OF THE BOARD OF DIRECTORS

         The Company's executive compensation policies are recommended and administered by the Compensation Committee of the Board of Directors. The Compensation Committee is currently composed of two independent, outside directors.

         The principal objective of the Company's compensation policy is to increase shareholder value by providing an incentive to officers and employees to maximize the Company's performance. Generally, the Company has set the salaries of its executive officers at slightly below industry averages and provided for significant variable compensation through stock options and, to a lesser extent, through cash bonuses. The form of compensation provided to members of the Company's management varies based on their position and their ability to influence performance.

         The Compensation Committee has discretion to set executive compensation at levels warranted by external, internal and individual circumstances. The Committee has solicited through Dr. Case, and reviewed annually, compensation surveys for officer positions in the electronics industry. Although such data provides a base for comparison, it is not necessarily used as the basis for the compensation actually awarded.

         EXECUTIVE OFFICER COMPENSATION PROGRAM

         The Company's executive officer compensation program can be separated into several elements: base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and retirement savings plans generally available to employees.

         BASE SALARY

         The Company's policy is to set the base salaries of its executives at slightly below industry average. Dr. Case's base salary during 1997 was set by the Committee at the beginning of the fiscal year at $160,000, which the Committee believes continues to place his salary below the median of salaries for executive officers in the electronics industry at similarly sized companies. Such salary represented a $10,000 increase over Dr. Case's base salary for 1996.

         CASH INCENTIVE COMPENSATION

         The Compensation Committee establishes an executive bonus plan annually. The bonus plan assigns to each executive, based upon the Committee's determination of the size of bonus appropriate for the position held by the executive, a base dollar amount bonus objective. Sales positions, for example, which more directly influence revenue attainment and have a higher component of variable compensation, also have a proportionately larger base dollar amount bonus objective. The Committee then creates a matrix of multipliers for such base bonus objective as a function of increase in operating income and revenue. For any given increase in operating income after a threshold increase in revenue, the matrix will dictate a multiplier that is applied to the base dollar amount bonus objective to determine the bonus awarded. For 1997, the matrix provided for no bonuses if operating income grew less than 4% or if revenue increased less than 5% over operating income and revenue in 1996.

         Dr. Case received a cash bonus of $45,000 in 1997. The bonus reflects a $60,000 base dollar amount objective for Dr. Case and substantial growth in revenue and operating income.

         STOCK INCENTIVE COMPENSATION

         The Company provides long-term incentive to its executive officers primarily through its Restated Stock Option Plan (the "Option Plan"). Under the Option Plan, the Compensation Committee awards stock options to executive officers based on the number of options and shares currently held by the executive and also on performance factors similar to those used to determine salaries and annual cash incentives. The Compensation Committee has not fixed, or predetermined, the amount of shares to be available for option grants in any year. The Committee has, however, reviewed industry statistics regarding the appropriate size of the Option Plan in terms of outstanding shares and the appropriate size of grants to executive officers and to employees as a whole.

         Stock options are granted to encourage an executive to seek the same objectives as shareholders, to retain executives through vesting and to lower the overall cash cost of compensation. The Company's options generally vest over a period of four years and expire after five years. All options are granted with an exercise price equal to fair market value on the date of grant.

         Although the Company did not grant options to Dr. Case early in the 1997 fiscal year, the Compensation Committee specifically revisited executive compensation in August and September 1997 and obtained additional data on average compensation in the industry in which the Company functions. Such data indicated that Dr. Case continued to be substantially undercompensated and that both a salary adjustment and an additional option grant would be appropriate. Dr. Case indicated, however, that he would prefer that any adjustment in his compensation be in the form of stock-based compensation rather than salary. Accordingly, Dr. Case was granted an option under the Option Plan to purchase 80,000 shares with a ten-year term at a price of $22.50 per share in September 1997. This option was granted both to provide an additional incentive to Dr. Case in accordance with industry averages for stock based compensation and the Company's overall long-term incentive policy, and to compensate Dr. Case for continuing to hold his cash compensation to levels substantially below industry averages. Options granted during 1997 to other executives were principally to provide additional incentive, with reference to industry statistics on the appropriate size of the stock-based incentive.

         BENEFITS

         The Company provides medical and retirement savings benefits to executive officers on terms generally available to employees. No executive officer received perquisites in excess of 10% of salary during 1997.

         SUMMARY

         The Compensation Committee believes that the compensation program for executive officers during the 1997 year achieved the principal objectives for which it was designed.

                                           George Kline
                                           Erwin Kelen

SUMMARY COMPENSATION TABLE

         The following table sets forth the cash and noncash compensation for the last three fiscal years awarded to or earned by the President of the Company and each executive officer of the Company who received cash compensation from the Company during the year ended December 31, 1997 exceeding $100,000.

                                    ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                           -------------------------------------    -----------------------------------------
                                                                           AWARDS         PAYOUTS
     NAME                                                  OTHER    -------------------   -------     ALL
      AND                                                 ANNUAL    RESTRICTED                       OTHER
   PRINCIPAL                                              COMPEN-     STOCK                 LTIP     COMPEN-
   POSITION                YEAR     SALARY      BONUS     SATION      AWARDS    OPTIONS    PAYOUTS  SATION(1)
   --------                ----     ------      -----     ------      ------    -------    -------   --------
Steven K. Case             1997    $160,000    $45,000   $33,935(2)              80,000                $2,993
Chairman & Director        1996     150,000      --                              93,000                 2,669
                           1995     140,000    119,000                            --                    2,816

Carl D. Moe                1997    $115,000    $45,000                           40,000                $1,923
Vice President--Sales      1996     110,000     15,000                            --                    4,387
and Marketing              1995     100,000    119,000                            --                    1,974

John D. Beagan             1997    $120,000    $41,250                           10,000                $2,325
Vice President--           1996     109,600      --                              15,000                 2,628
Operations                 1995      90,000     68,000                            --                    1,658

William J. Farmer          1997    $110,000    $18,750                           25,000                $2,238
Vice President--           1996      86,900                                      18,750                 2,269
Product Development        1995     115,750(3)                                   10,000                 1,005

--------------------------
(1) Consists of company contributions for such officers to a 401K plan.
(2) Represents payout of accrued and unused vacation time.
(3) Includes commissions of $65,750 earned while in a sales position.

STOCK OPTIONS

         The Company maintains a Restated Stock Option Plan and a Stock Option Plan for Nonemployee Directors. The Company may grant stock options to executive officers and other employees and consultants of the Company under the Restated Stock Option Plan. The following table sets forth information with respect to options granted to the named executive officers in 1997:

                              OPTION GRANTS IN 1997
                                                                      POTENTIAL REALIZABLE
                                                                     VALUE AT ASSUMED ANNUAL
                                                                      RATES OF STOCK PRICE
                             % OF TOTAL                                 APPRECIATION FOR
               OPTIONS    OPTIONS GRANTED   EXERCISE                    OPTION TERM (1)
               GRANTED     TO EMPLOYEES     PRICE PER   EXPIRATION   ---------------------
  NAME           (#)          IN 1997        ($/SH)        DATE        5%($)       10%($)
  ----         ------         -------       --------       ----        -----      -------
Dr. Case       80,000           40.2%          22.50       9/9/07    1,132,010   2,868,736
Mr. Moe        40,000           20.1%          14.75      3/21/02      163,006     360,201
Mr. Beagan     10,000            5.0%          22.50       9/9/07      141,501     358,592
Mr. Farmer     25,000           12.6%          14.75      3/21/02      101,878     225,126

------------------------
(1) These amounts represent the realizable value of the subject options from the date of grant until termination, without discounting to present value, assuming appreciation in the market value of the Company's Common Stock from the market price on the date of grant at the rates indicated. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

         The following table sets forth information with respect to options exercised during 1997 and held by the officers named in the Summary Compensation Table as of December 31, 1997:

     AGGREGATED OPTION EXERCISES IN 1997 AND OPTION VALUES AS OF DECEMBER 31, 1997

                                          NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                      UNDERLYING UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                SHARES                   AT DECEMBER 31, 1997(1)       AT DECEMBER 31, 1997 (2)
               ACQUIRED      VALUE      ---------------------------   --------------------------
NAME         ON EXERCISE   REALIZED(3)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
----         -----------   -----------  -----------   -------------   -----------  -------------
Dr. Case       20,000       $227,500       38,250         69,750       $ 399,750     $ 445,500
Mr. Moe         6,840         99,180           --         53,680              --       571,370
Mr. Beagan     19,500        508,219       18,000         26,000         297,000       219,000
Mr. Farmer      1,250         18,750        4,688         47,187          55,084       464,135

-----------------------------
(1) All of such options are exercisable at a price equal to the fair market value of the Common Stock on the date of grant.

(2) Represents the difference between the closing price of the Company's Common Stock as reported on the NASDAQ National Market on December 31, 1997, and the exercise price of the options.

(3) Represents the difference between the option exercise price and the closing price of the Company's Common Stock as reported by Nasdaq on the date of exercise.

LONG-TERM INCENTIVE PLAN AWARDS/EMPLOYMENT AGREEMENTS

         Other than its Restated Stock Option Plan, the Company does not maintain any long-term incentive plans, nor does it have any employment agreements with any of the executive officers named in the Summary Compensation Table.

SHAREHOLDER RETURN

         The graph set forth below compares the cumulative total shareholder return on the common stock of the Company from January 1, 1993 through December 31, 1997 with the cumulative total return on a broad market index (the Nasdaq NMS Index) and a peer group index (the Nasdaq Computer and Data Processing Index). In each case, the cumulative return is calculated assuming an investment of $100 on January 1, 1992, and reinvestment of all dividends.


                                  [LINE GRAPH]


                                   CYBEROPTICS
                          STOCK PERFORMANCE CHART DATA

                                         Nasdaq
                                       Computer &
                                          Data
       Date           Nasdaq NMS       Processing       CyberOptics
       ----           ----------       ----------       -----------
     12/31/92           $100.00          $100.00          $100.00
      3/31/93           $101.88          $104.79          $100.00
      6/30/93           $103.71          $104.85          $100.00
      9/30/93           $112.58          $105.30          $118.42
     12/31/93           $114.80          $105.83          $131.57
      3/31/94           $109.97          $107.33          $121.05
      6/30/94           $104.83          $105.04          $115.79
      9/30/94           $113.51          $116.94          $136.84
     12/30/94           $112.21          $128.53          $163.18
      3/31/95           $122.33          $144.68          $231.59
      6/30/95           $139.93          $171.49          $534.21
      9/29/95           $156.79          $187.33          $715.79
     12/29/95           $158.70          $195.74          $836.84
      3/29/96           $166.10          $204.91          $605.26
      6/28/96           $179.66          $227.75          $326.32
      9/30/96           $186.05          $232.29          $284.21
     12/31/96           $195.19          $241.54          $281.92
      3/31/97           $184.61          $224.20          $355.26
      6/30/97           $218.45          $287.51          $331.58
      9/30/97           $255.40          $314.40          $710.53
     12/31/97           $239.53          $296.72          $478.95

                               SHARES OUTSTANDING

         The following table sets forth information pertaining to the ownership of the Company's Common Stock by each person known by the Company to beneficially own 5% or more of the Company's Common Stock, by each director, by each officer named in the Summary Compensation Table, and by all officers and directors as a group as of February 28, 1998:

 NAME AND ADDRESS                    AMOUNT AND NATURE            PERCENT
OF BENEFICIAL OWNER              OF BENEFICIAL OWNERSHIP(1)      OF CLASS
-------------------              --------------------------      --------
Steven K. Case                          326,738                    6.0%
5900 Golden Hills Drive
Minneapolis, MN 55416

Kopp Investment Advisors, Inc.          939,026                   17.4%
6600 France Avenue South
Suite 672
Edina, MN 55435 (2)

Robert Fleming, Inc.                    409,720                    7.6%
320 Park Avenue, 11th Floor
New York, NY 10022(3)

FMR Corp.                               420,000                    7.8%
82 Devonshire Street
Boston, MA 02109(4)

Alex B. Cimochowski(5)                   22,371                     *

Kathleen P. Iverson                         --

Erwin A. Kelen                           46,125                     *

George E. Kline(6)                       25,500                     *

P. June Min                              14,000                     *

Steven M. Quist(7)                       15,345                     *

Carl D. Moe                              39,231                     *

John D. Beagan                           18,000                     *

William Farmer                           12,813                     *

All executive officers and
directors as a group (10 persons)       520,123                    9.4%

---------------------
*Less than 1%

(1) Includes 18,250 shares for Dr. Case, 20,200 shares for Mr. Cimochowski, 32,125 shares for Mr. Kelen, 14,000 shares for Dr. Min, 10,000 for Mr. Moe, 18,000 shares for Mr. Beagan, 12,813 shares.

         for Mr. Farmer and 131,868 shares for all officers and directors as a group, purchasable upon exercise of options exercisable within 60 days of February 28, 1998.

(2) Based on Schedule 13G filing dated February 12, 1998. Includes 159,000 shares over which the holder has sole voting power and 939,026 shares over which the holder has shared power of disposition.

(3) Based on Schedule 13G filed February 17, 1998. All shares held with shared voting and shared power of disposition.

(4) Based on Schedule 13G filed February 14, 1998. Includes 12,700 shares with sole voting power and 420,000 with sole power of disposition.

(5) Includes 1,650 shares owned by Mr. Cimochowski's spouse, the beneficial ownership of which Mr. Cimochowski disclaims.

(6)      Includes 22,500 held in a trust for which Mr. Kline is the trustee.

(7)      Includes 8,000 shares subject to a restricted stock agreement.

         Under federal securities laws, the Company's directors and officers, and any beneficial owner of more than 10% of a class of equity securities of the Company, are required to report their ownership of the Company's equity securities and any changes in such ownership to the Securities and Exchange Commission (the "Commission") and the securities exchange on which the equity securities are registered. Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in this Proxy Statement any delinquent filing of such reports and any failure to file such reports during the fiscal year ended December 31, 1997.

         Based upon information provided by officers and directors of the Company, and because of a change in the Commission's rules as to reporting of option exercises, all officers, directors and 10% shareholders otherwise filed all reports on a timely basis in the 1997 fiscal year.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         The Company has selected Coopers & Lybrand L.L.P. as its independent accountants for its fiscal year ending December 31, 1998. Representatives of Coopers & Lybrand L.L.P., which has served as the Company's independent accountants since July 1994, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

                                     GENERAL

         The Board of Directors of the Company does not know of any matters other than those described in this Proxy Statement that will be acted upon at the Annual Meeting. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment.

                  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Any proposal by a shareholder to be presented at the next Annual Meeting must be received at the Company's principal executive offices, 5900 Golden Hills Drive, Minneapolis, MN 55416, no later than December 8, 1998.

                                             BY ORDER OF THE BOARD OF
                                             DIRECTORS


                                             Thomas Martin
                                             SECRETARY

Dated: April 7, 1998

                             CYBEROPTICS CORPORATION

                 PROXY FOR THE 1998 ANNUAL SHAREHOLDERS MEETING

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Steven K. Case and Steven M. Quist, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of CyberOptics Corporation to be held on May 18, 1998, and at all adjournments thereof, as specified below on the matters referred to and, in their discretion, upon any other matters which may be brought before the meeting:


1. ELECTION OF DIRECTORS:
          [ ] FOR all nominees                        [ ] WITHHOLD AUTHORITY
          (EXCEPT AS MARKED TO THE CONTRARY BELOW)    TO VOTE FOR ALL NOMINEES


           TO WITHHOLD AUTHORITY FOR A SPECIFIC NOMINEE, PLACE A LINE
                         THROUGH HIS OR HER NAME BELOW:

             STEVEN K. CASE, STEVEN M. QUIST, ALEX B. CIMOCHOWSKI, KATHLEEN P. IVERSON, GEORGE E. KLINE, ERWIN A. KELEN AND P. JUN MIN


2. APPROVAL OF 1998 STOCK INCENTIVE PLAN

            [ ] FOR        [ ] AGAINST        [ ] ABSTAIN


3. TO VOTE WITH DISCRETIONARY AUTHORITY ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING

                           (CONTINUED ON REVERSE SIDE)

                           (CONTINUED FROM OTHER SIDE)


     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for all of the directors named in proposal 1 and for proposal 2.


     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                                  Dated: _________________, 1998


                                                  ______________________________
                                                             Signature


                                                  ______________________________
                                                    Signature if held jointly




             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.